

Cayman Islands
Tri-Tech Holding Inc.
NASDAQ: TRIT
100%
BVI
Tri-Tech International Investment Inc.
100%
Delaware
Tri-Tech Infrastructure, LLC
30%
India
Tri-Tech Infrastructure (India) Pvt. , Ltd.
1%
Tri-Tech India Pvt Ltd
3 Project Offices in India
Off Shore
On Shore
100%
99%
100%
Tri-Tech (Beijing) Co. Ltd.
VIE
VIE
VIE
Beijing Yanyu Water Tech Co., Ltd.
Tranhold Environmental (Beijing) Tech Co., Ltd
Beijing Satellite S&T Co., Ltd.
100%
Tianjin Baoding Environmental S&T Co., Ltd.
51%
Beijing Huaxia Yuan Jie Water Tech. Co. Ltd.
80%
Ordos Tri-Tech Anguo Investment Co. Ltd.
80%
Buerjin Tri-Tech Industrial Co. Ltd.
98%
Xushui Tri-Tech Shengtong Investment Co., Ltd